                                 PROMISSORY NOTE

$1,500,000.00                                          Sarasota, Florida
                                                               January 30, 2002

        FOR VALUE RECEIVED, the undersigned, TAMPA BAY FINANCIAL, INC. , whose address is 355 Interstate Boulevard, Sarasota, FL 34243 (hereinafter referred to as "MAKER"), promises to pay to AERO GROUP INTERNATIONAL CORPORATION

(hereinafter referred to as "AGI") and DIVERSIFIED RESOURCES GROUP, INC.

(hereinafter referred to as "DRGR"), or its successors and assigns at 1389

General Aviation Drive, Hangar 16, Melbourne, FL 32935, or such other place as the holder hereof may designate in writing, the principal sum of One Million

Five Hundred Thousand Dollars and 00/100 ($1,500,000.00), with no interest as long as this Note is current subject to the provisions below, payable as follows:

        A. The amount of One Hundred Thousand Dollars ($100,000.00) shall be due and payable upon the closing of the Agreement and Plan of Exchange and Funding and Subscription Agreement by and between the same parties to this Note dated of even date herewith;

        B. The amount of One Hundred Fifty Thousand Dollars ($150,000.00) shall be due and payable upon ten (10) days after the closing of the Agreement and Plan of Exchange and Funding and Subscription Agreement by and between the same parties to this Note dated of even date herewith;

        C. TBF shall pay, directly or indirectly, the additional sum of One Million

Two Hundred Fifty Thousand ($1,250,000.00) to DRGR and AGI on a monthly basis in accordance with the following schedule:

                                             DRGR               AGI

         March 1, 2002                      $4,166            $100,000
         April 1, 2002                      $4,166            $100,000
         May 1, 2002                        $4,166            $100,000
         June 1, 2002                       $4,166            $100,000

                                       1

         July 1, 2002                       $4,166            $100,000
         August 1, 2002                     $4,166            $100,000
         September 1, 2002                  $4,166            $100,000
         October 1, 2002                    $4,166            $100,000
         November 1, 2002                   $4,166            $100,000
         December 1, 2002                   $4,166            $100,000
         January 1, 2003                    $4,166            $100,000
         February 1, 2003                   $4,174            $100,000

        In the event of default in the payment of any of the installments mentioned above, and if said default shall continue for a period of ten (10) days or more,

then the whole sum then remaining unpaid as set forth herein, plus all accrued interest at the rate of 18% per annum, at holder's option, shall become due and payable in full without notice. Failure to exercise such option shall not constitute a waiver of the right to exercise the same in the event of subsequent default.

        The Maker of this Note shall have the right and option to pay all or any part of this Note at any time before due, with interest to the date of payment if after default, and without penalty.

        The Maker of this Note further agrees to waive demand, notice of non-payment, and protest of this Note. In the event suit shall be brought for the collection thereof, or the same has to be collected upon demand of an attorney, Maker shall pay all costs of collection, including attorneys' fees at the trial, appellate and bankruptcy level.

        This Note is subject to the terms and conditions of the Funding and

Subscription Agreement by and between the same parties herein of even date,

which is incorporated herein by reference. This Note is based upon the provisions of the Agreement and Plan of Exchange between the parties that provides for the transfer of five (5) A-4 Skyhawks into AGI.

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WITNESSES:                                           MAKER:
                                                        Tampa Bay Financial, Inc.

_____________________________
Print name:

_____________________________                        By:/s/ Carl Smith
Print name:                                             Carl Smith, CEO and Chairman